Exhibit 99.1
T-3 Energy Services, Inc. Receives Major Purchase Order For Multi
Rig Packages Entering Into Russia
HOUSTON, TEXAS, (PRIMEZONE WIRE) — April 7, 2008. T-3 Energy Services, Inc. (“T-3 Energy”) (NASDAQ:TTES — News) announced today that it has successfully received a significant multiple rig order from a major drilling contractor operating in Russia. The initial commitment is in excess of $8.0 million and is expected to rise as additional contract awards are announced. As a major international oil and gas market targeted by T-3, Russia presents a solid ground for T-3 Energy to provide bundled drilling products, including BOPs, choke and kill manifolds, and control systems.
T-3 Energy continues to see a growing number of quotes directed at drilling in Russia. Additional opportunities continue to appear in which T-3 Energy’s product and service offering appear tailor-made for such markets. As rig construction and demand for oil remains strong, T-3 Energy should see more firm purchase orders for multiple rig packages.
Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer, commented, “This is excellent news for T-3 Energy. This order signifies T-3 Energy’s successful execution of its targeted international sales strategy. Though T-3 Energy has observed a higher level of effort in securing such international orders, T-3 Energy’s customer-driven product offering and attractive delivery capabilities continue to be a key success factor in T-3 Energy’s international sales strategy. Regardless of the region, T-3 Energy remains committed to its focus of being a name-brand provider of customer-driven products and services.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Certain comments contained in this news release concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3

Energy Services, Inc. Annual Report on Form 10-K for the year ended December 31, 2007 and other filings of the Company with the Securities and Exchange Commission.

Contact:	Michael T. Mino Vice President and Chief Financial Officer 713-996-4110 mmino@t3es.com